Exhibit 99.1

                                                           CYPRESS SEMICONDUCTOR
                                                      Moderator: Debbie Blasquez
                                                            10-19-06/12:30 pm CT
                                                          Confirmation#: 4796455
                                                                          Page 1

                              CYPRESS SEMICONDUCTOR

                           MODERATOR: DEBBIE BLASQUEZ
                                OCTOBER 19, 2006
                                   12:30 PM CT

Coordinator:          Good morning and welcome to SunPower Corporation's Third
                      Quarter 2006 Earnings Release conference call.

                      Your lines have been placed on a listen-only mode until the question and answer segment of today's call.

                      This call is being recorded. If you have any objections, you may disconnect at this time.

                      I would now like to turn the call over to Mr. Tom Werner, CEO of SunPower Corporation.

                      Thank you.

                      Sir, you may begin.

Thomas Werner:        Welcome to SunPower's Third Quarter 2006 Earnings Call.

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                                                      Moderator: Debbie Blasquez
                                                            10-19-06/12:30 pm CT
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                      We had another very strong quarter with excellent
                      execution across the board that resulted in another quarter of operational results that exceeded our guidance.

                      Our first fab now has three lines fully ramped. The total capacity of these three lines is over 75 megawatts.

                      Our move to thinner wafers in quarter one continues to pay off. We now run 190 micron wafers on all of our lines, and we have a polysilicon utilization of less than 7.5 grams per watt.

                      We are on schedule and on budget for beginning our Q4 ramp of our Generation 2 technology on Line 4, and we are on schedule and on budget, ramping our first automated panel line.

                      Lastly, we're on schedule and on budget for installing our Lines 5 and 6 that go into our new fab towards the middle of next year. And, we more than doubled our installer network footprint in the United States.

                      Since the beginning of Q4, we have announced a 2007 silicon contract with REC SiTech, solidifying our 2007 silicon supply.

                      And we launched our new groundbreaking 315-watt solar panel. Compared to conventional solar panels, our new SPR-315 offers up to 50% higher power per square foot and 50% fewer panels to install.

                      During the remainder of this call, we will discuss our business strategy, view highlights of our business, report Q3 financial results, and provide guidance for Q4 and confirm our guidance for our revenue guidance for 2007.

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                      Let's first look at business strategy.

                      Our goal as a company is to drive down install - system cost to achieve economic purity with retail electric rates. When we accomplish this, we will then be able to participate in the global electricity market which is measured in the form of a trillion dollars.

                      We have direct control over the solar cell and solar panel portions of the value chain, the technology core of the value chain that represents 50% to 70% of total installed cost. In these areas, we are increasing cell and panel efficiencies, improving silicon utilization, continuing to improve operating efficiencies, rapidly expanding our company to achieve scale economies, and establishing a scalable low cost silicon supply portfolio.

                      We have or expect to achieve in the near future, substantial influence on the downstream channel in key regions. We plan to scale outbound marketing and lead generation; provide innovative and scale efficient solutions for systems engineering, logistics, financing, and after-sale service; develop comprehensive product solutions that integrate improvements across the value chain and silicon ingot site installation. And, we will diversify our customer base by application and geography.

                      All of these strategies taken together will allow us -- we expect these to allow us to drive installed solar system cost to be competitive with retail electric rates.

                      Let's now talk about technology.

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                      SunPower makes the highest efficiency solar cells
                      commercially available. We're the only company shipping solar cells at a minimum rating of 20% efficiency. This compares to a market average of 14% to 16% according to third party industry analysts. We are leveraging this technology advantage across the entire value chain.

                      This advantage or that advantage stems from innovation by our founder, Dick Swanson, and his team.

                      And we're thrilled that Dick has been recognized twice in the last few months for this success. First, in Dresden, he was recognized with the Becquerel Prize by the European Commission. Last Tuesday, two days ago, Dick received a Wall Street Journal Technology Innovation Award.

                      We continue to invest in research and development, and we will substantially extent our lead in terms of efficiency.

                      By the end of this year, we will be shipping our Generation 2 solar cells with a rated efficiency of 22%. In fact, we are already manufacturing preproduction volumes of our Generation 2 solar cell.

                      On the operating front, our R&D team works closely with our manufacturing operations on equipment and process design among other things. Evidence of this partnership can be seen in our operating results.

                      We are meeting or exceeding our operating metrics. We've ramped three lines on plan or better, and those three lines compete against each other in terms of performance against operating metrics. We've also successfully converted all three lines to 190 micron wafers.

                      And we continue to improve polysilicon utilization. In Q3, our polysilicon utilization was 7.5 - a little less than
                      7.5 grams per watt.

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                      On Line 4, which will produce our Generation 2 technology, we will reach approximately 7 grams per watt.

                      And as silicon eases in the future, we expect significant leverage because of our excellent utilization of polysilicon.

                      And in the operation section, we are on schedule and on budget for completing build-out of Fab 1, beginning construction. We've begun construction at Fab 2, the building that we bought in quarter two, and we're ramping our automated panel line and I'll speak more of that in a few minutes.

                      In terms of expansion, we had strong operational results that allow us to have better visibility into our expansion plans.

                      By the end of this year, we expect to be at 108 megawatts of capacity and our first fab will be completely full.

                      By the end of next year, we will have almost 100 more megawatts; we will be at 207 megawatts, and that will be because we have implemented three new lines that utilize our Generation 2 technology and that'll be in the new fab that be bought at quarter two.

                      At the end of 2008, we expect to have about 375 megawatts which is five more Generation 2 lines that will fit within our new fab. Note that this new fab has a capacity of 10 lines so that there'll be two more lines that we can add sometime beyond 2008 is the current plan.

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                      Let me say a few things about our automated panel line. We manufactured our first production panels in the last few weeks. That plant that we manufacture in has a 90-megawatt footprint. The first line has a 30-megawatt capacity.

                      The reason why we're doing this is so that we can lower cost to advance automated production. By being automated, we can replicate these lines close to end-markets so that we can reduce supply chain cost sometime in the future.

                      Now let me make few comments about silicon.

                      As you all probably know, silicon supply remains a gating factor in most of the solar industry. We expect silicon supply constraints to continue through sometime in 2007.

                      Our company is positioned very well for rapid expansion with existing deals 2008 and beyond. We expect to continue to work on polysilicon procurement in support of our ingot suppliers in 2007 and 2008.

                      Let me remind you that we take a portfolio approach to silicon supply and that we diversify on three dimensions. The first is length of term. We have short, intermediate, and long-term contracts, the longest being 10 years.

                      We also diversify along the lines of suppliers. We have agreements with both incumbents and emerging suppliers.

                      And lastly, we diversify along technology lines. We have partnerships with established players as well as investments with emerging players.

                      Let's talk about polysilicon supply a little bit more.

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                      First, we do business with the top three incumbents. We
                      signed agreements to support market entry of two new entrants. The first being (M.Setec) and they are on track for supply in 2008.

                      The second is DC Chemical and they are also on track to begin supply in 2008.

                      Let me just say a few words about DC Chemical.

                      DC Chemical is a $1.7 billion company in terms of revenue. They are strongly profitable, and they produce a broad range of chemicals, including some of those used in polysilicon manufacture.

                      Now, let's talk about ingot supply.

                      Today, we do business with leading ingot suppliers including (M.Setec), REC SiTech, and (Filtronic) among others.

                      (M.Setec) has been a partner with us since our inception and we're very pleased with this partnership and we expect this to be a long -- a very long-term partnership.

                      We also announced a joint venture with Woongjin Coway. The idea of this joint venture is that they will produce ingot, utilizing DC Chemical poly.

                      Let me just say something about Woongjin.

                      Woongjin is a leading environmental products company. They have $1 billion of profitable revenue and a $2 billion market cap.

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                                                      Moderator: Debbie Blasquez
                                                            10-19-06/12:30 pm CT
                                                          Confirmation#: 4796455
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                      Now, the purpose of this JV is to reduce supply chain cost because we produce polysilicon in the region and then we'll turn it ingot in the region. We'll also be able to utilize advanced technology that'll allow us to have very competitive cost.

                      We end the silicon comments with the cash prepayments that we will incur over the next two years.

                      First and the fourth quarter of 2006, we'll have $47.6 million or prepayments. In 2007, we'll have $48.3 million, and in 2008, $18.3 million.

                      Our silicon contracts support both our expansion and our cost reduction plans for 2007 and 2008.

                      Now, let me talk about marketing.

                      As I've mentioned earlier, we introduced groundbreaking SPR-315 product this past Monday at the San Jose Solar Conference.

                      This is the highest efficiency, highest power mass-marketed solar panel available. It's designed to enhance installation efficiency to drive system cost down. In fact, it requires half the panels, produces 50% more watts per rooftop compared with conventional solar panels.

                      We're also on track with our plans for geographic and customer diversification. We're expanding in Europe and Asia. We have an incredibly strong focus on our home market.

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                      Back in Q3, we captured 14% share in the California
                      residential retrofit market.

                      We also have continued to invest in the outbound channel, specifically in the domestic outbound channel. That investment is starting to bear fruit.

                      During this quarter, we'll start to roll out an increasingly broad array of products and services, beginning with the inverter line, customer financing, centralized lead generation, innovative logistic solutions, and finally, driving all of these things lead to improved scale economies and efficiency in a fragmented outbound channel.

                      On in the international side, we've received lots of questions in Germany and Spain, and I'll defer broad comments on that until the Q&A section. What I will say is SunPower is doing and I would say that SunPower has strong demand continuing in all regions.

                      We have strong momentum in the US market and we're rapidly expanding our dealer network. We've doubled our installer network in the past three months. We now have 56 dealers in 13 states. And our market share has increased seven times over the past four quarters.

                      The signing of the California Solar Initiative reinforces the importance of California market.

                      We also have sales ramping in Korea. We continue to expand our presence in Japan. And we have a broad base of customer demand throughout Europe including Germany, Italy, Spain, Portugal, France, and Greece.

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                                                           CYPRESS SEMICONDUCTOR
                                                      Moderator: Debbie Blasquez
                                                            10-19-06/12:30 pm CT
                                                          Confirmation#: 4796455
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                      Let me end with guidance, we will provide top-line gross
                      margin EPS guidance for next quarter and revenue guidance for this year and next year.

                      We expect Q4 revenue in the range of $70 million to $72 million. We expect Q4 non-GAAP net income in the range of 16 to 17 cents per share. And Q3 non-GAAP gross margins of 25% to 26%.

                      In terms of 2007, we'll confirm our guidance from last quarter of full year revenues of greater than $360 million.

                      Now, I'd like to turn the call over to Manny Hernandez who will provide details for our Q3 financial results.

Emmanuel Hernandez:   Thanks, Tom.

                      Good morning everyone and thank you for joining our third quarter conference. We ended for the quarter, we ended September 30.

                      Before I go over the financial results, I would like to remind everyone that during this conference, management already made and will continue to make statements that are not historical in nature. We consider these statements as forward-looking pursuant to the Private Securities Litigation Reform Act of 1995. Those statements are based on our current expectations and are subject to certain risk.

                      Please refer to our press release and our SEC filings for a more detailed discussion of those risks.

                      Let me now give you a summary of our 2006 third quarter financial results.

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                                                           CYPRESS SEMICONDUCTOR
                                                      Moderator: Debbie Blasquez
                                                            10-19-06/12:30 pm CT
                                                          Confirmation#: 4796455
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                      Revenue for the third quarter was $65.3 million, a 19%
                      increase from our prior quarter revenue of $54.7 million and almost three times the year-ago third quarter revenue of $21.9 million.

                      As Tom mentioned, demand for our products continue to be strong across all regions at relatively stable average selling prices.

                      On a GAAP basis, we posted a net income of $9.6 million or 14.7% of sales or 13 cents per diluted share. And that compares to last quarter's net income of $5.4 million or 8 cents per share and the year-ago quarter net loss of $1.6 million.

                      On a non-GAAP basis, which is adjusted to exclude non-cash charges for amortization of intangible assets and tax-based compensation, our third quarter net income was $12.1 million or 18.5% of sales. This resulted in diluted earnings per share of 16 cents, a 61% improvement from the prior quarter's net income of $7.5 million or 11 cents per share.

                      Our year-ago third quarter was a net loss of $0.1 million.

                      Our third quarter net income benefited from $3.9 million of other income mostly interest from cash that we have on hand. Absent that interest benefit, our operating income also improved to $8.8 million of 14% of sales compared to last quarter's operating income of $6.2 million.

                      Our gross margin for the third quarter was 25.3% compared to last quarter's 23.5%, a 180-basis point improvement benefiting from our 19% increase in revenue, slightly higher ASPs, and continued benefit from our manufacturing cost reductions, most notably our thin wafer initiative.

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                                                           CYPRESS SEMICONDUCTOR
                                                      Moderator: Debbie Blasquez
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                      We still expect to exit this year with gross margin of 25%
                      to 26% while we commence the ramp of our fourth line and also the ramp of our automated module factory.

                      Briefly on the balance sheet, we ended the third quarter with cash and short-term investments of approximately $274 million. The company continues to have no debt. Our DSO is 65 days, while our net inventory closed at 49 days. Capital expenditures for the quarter was $31.6 million and depreciation was $4.2 million.

                      The total capital for the year is still estimated at $95 to $100 million, and full year's depreciation of approximately $16 million.

                      Let me now turn it over back to Tom to lead us through the Q&A session.

Thomas Werner:        Thanks, Manny.

                      I'll open the call for questions in just a minute.

                      A couple of housekeeping items first. I have with me Peter Aschenbrenner, our VP of Sales and Marketing, and Julie Blunden, our VP of External Affairs so that they can provide answers as well.

                      And one other housekeeping item, I would like to have the questioner ask one question and perhaps a follow-up. And if you have more beyond that, then maybe you can come back in the queue later. But that way, we can make sure we get to everybody and the call has a reasonable period of time that we can get through it.

                      So with that, I'll turn it to questions.

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                                                           CYPRESS SEMICONDUCTOR
                                                      Moderator: Debbie Blasquez
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Coordinator:          Thank you, sir.

                      At this time, if you do have any questions or comments, please press star-1 on your touchtone phone.

                      Again, star-1 for any questions or comments.

                      Sanjay Shrestha, you may ask your question and please state your company name.

Sanjay Shrestha:      Great. First Albany.

                      Good morning guys. First of all, congratulations on a great quarter here.

                      Just a couple of quick questions: First one, Tom, you kind of mentioned in your passing about a lot of type of other pricing pressure, the administrative issues in Spain and things of that nature, but seems like ASP didn't go up, again, for you guys here on a sequential basis.

                      I was wondering if you can kind of go into some more detail as it relates to, not necessarily the supply side of the raw material, but the demand side of the equation, how that's playing out for you guys in a variety of different markets and sort of like internal planning that you have in place for 2007.

                      How are you looking at it internally? Are you sort of modeling a price decline curve about 5% to 7% or given your, you know, premium sort of commanding ability are you sort of saying that the price sort of stayed flat for you guys despite the potential decline for some of the other players in the industry and hence, you know, margin with all the benefit of technology ramp-up and stuff like that.

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Thomas Werner:        Thanks Sanjay. That was a heck of a single question -- a
                      good one to start with.

                      You know, we get asked a lot about what's happening in the overall market and we find ourselves opining on that and then we usually end up saying, "But let's talk about what's happening in SunPower specifically."

                      And so, we want to be a little cautious about trying to talk too much about the overall market because we don't pretend to be a third party analyst.

Sanjay Shrestha:      Sure.

Thomas Werner:        And with that, it's just characterization. I'll turn it
                      over to Peter and let him go through the details.

Peter
Aschenbrenner:        Okay. Sanjay, I think I'll start with what our
                      expectations are for next year in terms of our pricing.

                      As we said, the past few calls, we have a target blended ASP of about $3 and 50 cents a watt and we expect that to continue - stable at that level into 2007. I think you touched on some of the reasons that support that in what is, and should be in the future, you know, declining price industry as we drive things down to grid parity cost.

                      So in the new term, there are a few elements that support our ability to maintain stable pricing. First of which is that we have, I think, developed a strong brand presence in the market in a relatively short period of time. And there's a significant amount of latent demand for our product that we haven't been able to serve as yet as we've been growing our capacity.

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                                                           CYPRESS SEMICONDUCTOR
                                                      Moderator: Debbie Blasquez
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                      So we've got a lot of customers in the queue waiting for
                      product from SunPower. And as we broaden our customer base, we'll be able to get higher incremental ASPs to those customers.

                      Secondly, as we expand capacity, we can direct incremental product to higher ASP market that - where we're able to charge a premium for our product. And some of these markets include Korea, Southern Europe among other regions.

                      And finally, there'll be a gradual shift in our product mix going forward whereby we will see shift to higher value products such as the new SPR-315 which provides cost-reduction potential for installers by virtue of its greater efficiency and size.

                      And also, I think we'll see relatively flat cell - solar cell sales in absolute megawatt terms with growing module volumes with their higher relative ASP.

                      So all these factors together, among other things, allow us to forecast a stable ASP outlook.

Sanjay Shrestha:      Got it, got it. Okay. Okay. Okay, that's great.
                      That's great. And if I could, just a quick follow-up question.

                      Tom, you mentioned in your sort of prepared remarks that you think that the polysilicon situation could start to ease sometime in 2007. I just wanted to clarify that. Is that more specific to you guys and your level of comfort?

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                      You've had new JV partners - are related deliver
                      polysilicon. Or are you seeing some of the new entrants making dramatic technological progress giving you a level of comfort that even on an industry basis going into 2008, the whole polysilicon situation could actually be much better than, you know, the way it might even by the first half of `07.

Thomas Werner:        Sure. So I'll just comment briefly on the macro
                      environment and then spend most of my time on SunPower.

Sanjay Shrestha:      Yes.

Thomas Werner:        On macro environment, in terms of the macro
                      environment, we think the incumbents are minimally being successful with their expansion plans. And, we're optimistic as they are, increasingly, I believe, that their expansion plans will actually be beaten a little bit. So I think that the incumbents will - were planning to a degree anyway, that they'll be able to exceed their expansions plans.

                      We also know that the semiconductor market is softening to a degree. And I think that will start to play out, you know, during the first half of '07, that there'll be some supply that'll move over to solar. It's sort of an obvious thing for people that do both.

                      That's really the only two comments I'd make on the overall macro environment.

                      In terms of SunPower, which I think is far more relevant because frankly, it's what we spend all our time on is can we get enough silicon.

Sanjay Shrestha:      Yes.

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Thomas Werner:        And I would say that you should think of our silicon
                      situation really in three phases and this has a lot to do with what I said about getting to electric power grid parity, and we kind of look at three phases getting there. First is the first half of next year is a continuation of '06 and that is that we have contracts for the silicon we need to hit our expected revenue.

                      In the second half of `06, we have new supply coming online that both allows us to hit our expected revenue but also starts to improve the economics. And of course, while both of those things are happening, we're expanding our business. So we have scale advantages as well.

                      And then in 2008, we have a substantial change in supply with the new players coming on as well as an improvement of the economics of that supply. And both of those things, as well as our ability to ramp lines, give us a big scale advantage.

                      So if you think of those, those three phases in 2008, we really accelerate to the back half of '07, we start to accelerate, and the first half of `07, we're setting the table. And all of that -- the big picture -- relates to striving towards electric grid parity.

                      The last comment I'm going to make just briefly is, yes, we also have increasing confidence in the new entrants - as I mentioned, some of the statistics on those companies. They're big companies. They have most of the technology needed. And in collaboration, we believe that they have the pieces they need that they didn't have when they started and the progress that both companies have had during - since the last time we had this call is at least on plan if not better.

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                                                           CYPRESS SEMICONDUCTOR
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                                                                         Page 18

Sanjay Shrestha:      Got it. That's great. Once again, thank you and
                      congratulations on a great execution there, guys.

Coordinator:          Thank you.

                      Our next question comes from Jesse Pichel.

                      You may ask your question. Please state your company name.

Jesse Pichel:         Hi. Jesse Pichel from Piper Jaffray. Good morning.

                      First question is could you give us some housecleaning items with ASPs, megawatts shipped, and percentage of module versus cell.

                      And secondly, for Manny, Manny, how do you reach 30% gross profit, five more points of margin specifically? Could you break that out for us between polysilicon savings, if any, two efficiency increases, you know, or three, some type of other efficiencies? And what ASP percent decline do you assume in reaching that 30%?

                      Thank you.

Thomas Werner:        Okay. So, thanks, Jesse.

                      And we'll have Peter take the first question and then Manny will take the second one.

Peter
Aschenbrenner:        Okay.

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                      Jesse, our shipments for Q3 were just a hair over 17
                      megawatts. Our ASP was $3.57 a watt. As you know, I think we don't break that out into cell and module percentage for reasons of confidentiality agreements we have with our cell customers.

                      So I guess that's my part of the answer.

                      Manny?

Emmanuel Hernandez:   Hi, Jesse. On the 30% gross margin target that we've set
                      for ourselves and are still planning to achieve by the second half of 2007, let me start with the last part of the question, what ASP assumption or decline did we assume there.

                      Keying off what Peter just went through, we're actually staying with our assumption that we could hold ASP stable in the 350 per watt range for the year so most of the improvements kind of come from both scale but more notably, on the polysilicon side, Jesse, because we continue to reduce our grams per watt.

                      And the efficiency, think about at this way, from an efficiency standpoint, Gen 2 is really going to come from Line 4. So our first three lines are still going to be producing the Gen 1 product, if you will. So that would give you a sense of what ratio will come from efficiency, but mostly from polysilicon and scale is what is going to get us to the 30%.

Jesse Pichel:         Do you go back and upgrade Lines 1 and 2, and 3?

Thomas Werner:        Yes, Jesse, this is Tom.

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                      Yes, we will upgrade those lines. We're still determining
                      what the schedule will be for the first three lines conversion. So for planning purposes, we currently don't have those lines shipping 22%. So...

Jesse Pichel:         Great. Solid quarter. Thanks.

Thomas Werner:        Okay.

Coordinator:          Thank you.

                      (Tim Luke), you may ask your question. Please state your company name.

(Tim Luke):           Thanks very much. Congratulations on your execution.

                      I was just wondering, just to follow up on your offer, like some commentary with respect to the trends that you've seen in some of those key regions and how you've seen particularly the trends in like Northern Europe and then the opportunities developing in Southern Europe and how you see the mix and the outlook in North America or you alluded to this California sort of initiative.

                      Thank you.

Thomas Werner:        We'll let Peter answer that. But I do have to comment,
                      (Tim) you get the Iron Man Award for consecutive earnings calls.

(Tim Luke):           Thanks. That's quite a cool, that one.

Thomas Werner:        Okay. Peter?

Peter
Aschenbrenner:        Okay.

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                      (Tim), let's start in Northern Europe which, of course, is dominated by the German market. So the policy environment in Germany has been relatively stable for a period of time, and I think reflects something of a gold standard certainly on the policy side.

                      The current feed-in tariff was structured so that there's a built-in reduction each year between 5% and 6.5% of the feed-in tariff, depending on the specific application type. And so that will kick in to place, again, in January of 2007, and customers will receive a 5% to 6.5% lower price for the electricity they generate.

                      I think we can expect in Germany, or we should expect logically, at least that type of price reduction in the installed system price -- exactly what percentage that comes in a solar panel versus the downstream piece, of course, is for dynamic tension.

                      The current EEG law, the feed-in tariff law, is scheduled for review...

(Tim Luke):           Yes.

Peter
Aschenbrenner:        In 2007. And so, I think we can expect to hear a lot about the German market on an ongoing basis for the next year or so.

((Crosstalk))

(Tim Luke):           What's the timeline for that change to already be coming
                      into effect?

Peter
Aschenbrenner:        There's...

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(Tim Luke):           The review and...

Peter
Aschenbrenner:        Excuse me?

(Tim Luke):           They're going to take a year to review.

Peter
Aschenbrenner:        Yes. It's going to be a long process, I think.

                      In Southern Europe, as you mentioned, there's a number of market - growing number of market that are establishing the infrastructure and the platform that's necessary. If we look back on markets like Germany or the sort of second explosive growth phase, and I would say that both Spain and Italy are certainly in that stage of infrastructure building and policy firming, and arguably, Greece and France are slightly behind that but still in the pipeline.

                      There's been a minor change in the Spanish feed-in tariff as well in that the rate that customers receive for electricity generated by solar systems was pegged as a multiple of retail electricity rates -- standard retail electricity rates. And as those rates went up, the policy makers decided to decouple those two so that the solar rates weren't continuing to be pushed up by increasing retail rate.

                      And we believe that there'll be also a review in Spain and potentially, a change in feed-in tariff sometime late in 2007 according to what we hear from our customers.

                      So what we're seeing, I think, is a very natural evolution in a variety of policy-driven markets. They're going through phases. As the market mature, rules get adjusted.

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                      I think the important thing is that these are generally
                      being driven still by, you know, popular opinion which is strongly in favor of renewable energy. And we think the key for a company like ours is to have a long-term strategy that rides through these things, strong partnerships locally, and a diversified base both in terms of application and geography.

(Tim Luke):           Could you...

((Crosstalk))

(Tim Luke):           Extend this into that - this comment on there has
                      been this, maybe is somewhat dated, but there was this concern about inventory level and then also, perhaps just allude to any changes that you may have perceived in the competitive positioning of players in the different markets?

Peter
Aschenbrenner:        I can talk to inventory levels directly since we've been
                      meeting with most of our European customers here in the last few days. And so, what we've heard is that there are
                      - they do have - they do see inventory in Germany in particular but not of our products was the exact quote that we heard.

(Tim Luke):           Okay. So how do you expect that to impact you guys or do
                      you not?

Peter
Aschenbrenner:        Well, as I said earlier, we don't expect that to impact us in terms of our average ASP, at least for the foreseeable future.

Thomas Warner:        Yes. (Tim), this is Tom.

(Tim Luke):           Yes?

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Thomas Warner:        A comment on both. The efficiency advantage or the
                      power density advantage we have and the aesthetic advantage are two things that have real benefit in the marketplace. And there has been inadequate supply to satisfy the demand for those benefits.

                      So, you know, what we experience, market may be a little bit different. And we're also, in terms of size, you have to take that into consideration as well.

                      In terms of relative to competition, you know, I just say that you can kind of - we see the (landscape) group by efficiency or power output in a form factor, and there's a one or two that have a high power density, only one that has the aesthetics as well, that being us. And then there's a group of other folks that have materially similar outputs. And then, I would put, in terms of power density, I'd put things like thin film on a lower chair.

                      So I'd group it like that and there're different advantages. But we're really - we're feeling pretty good about both of our advantages.

(Tim Luke):           Just as we model, we should think about the geographic mix and what sort of things for '07?

Peter
Aschenbrenner:        Well, historically, we've - our product has been about 60
                      - 50% to 60% varying by quarter in Europe. We would expect to see that continue next year. We would see a gradual ongoing shift from Germany to rest of Europe, and then, the North American market growing from 20% to 30% say, and the balance in Asia and other regions.

(Tim Luke):           Very helpful. Thank you, guys.

Thomas Werner:        Thank you, (Tim).

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Coordinator:          Thank you.

                      Rob Stone, you may ask your question and please state your company name.

Robert Stone:         It's Cowen and Company.

                      I wonder Tom, if you could just put a little more color on your comments about downstream expansion, how that's to be implemented, you know, whether that involves brining in, in some formal way, partnerships with folks who are already active downstream or if this is, you know, essentially a start-up activity for SunPower?

Thomas Warner:        Sure. I'll make a couple of broad comments briefly and
                      hand it to Peter, and he can cover any details on this.

                      We've talked about making both an organic investment, i.e. adding headcount and expertise, we've been - and looking opportunistically at potential mergers and acquisitions or partnerships. And we continue to work on both of those. I'll speak to the latter first.

                      Everybody knows that we have an announcement, the M&A activity, and I would just tell you that we continue to look at options there.

                      On the organic side, we've been investing for 18 months at least and we've added expertise in the areas that I've mentioned during my earlier remarks in terms of financing programs and logistics programs, marketing, and things of that nature.

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                      And so, what we're doing is we're partnering with
                      dealers/installers primarily in new markets and helping them scale -- and that's why I say "broadly". Do you want to add any - I think that basically covers it.

Robert Stone:         Okay. A follow-up question in your press release,
                      your comment about gaining significant market share in the North American market and some may interpret the absence of commentary about market share and other markets as having some hidden meaning. I suspect that maybe that it's more difficult to measure share in other markets. Can you put some color on that?

Thomas Warner:        No, that's exactly right, Rob. One of the attributes of
                      the California market is that there's a very detailed and open and transparent tracking mechanism that - where you can go in on the California Energy Commission Web site and sort by a variety of filters and really get a good real-time view of market share pricing and a variety of other market dynamics.

                      Many of the other markets lack that kind of tracking mechanism.

                      So we think we're gaining share in all of the major markets where we're active. But numerically, it's most directly provable in California.

Robert Stone:         Great. Thanks very much.

Coordinator:          Thank you.

                      (Shannon Micas), you may ask your question. Please state your company name.

(Shannon Micas):      Hi, Credit Suisse.

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                      My question is on SG&A. It looks like it was higher than
                      what you had anticipated. I think you said $4.5 million during the Q2 call. Can you talk about why that was? And was that $4.5 million a GAAP or a non-GAAP number?

Thomas Werner:        Yes. So Manny Hernandez will take that question.

Emmanuel Hernandez:   Hi (Shannon).

(Shannon Micas):      Hi.

Emmanuel Hernandez:   Yes. The third quarter's SG&A expenses were abnormally
                      high due to some non-recurring legal expenses related to transactions that we processed or completed during the quarter, including finalization of the DC Chemical contract, the Woongjin contract, and other similar transactions. We have also increased our base spending on sales and marketing in pursuit of the downstream strategy that Tom just went over.

                      So our guidance for Q4 `06 is actually lower G&A spend - SG&A spending, so around $5 million, down from the $5.5 million that you now see there on the non-GAAP statement, (Shannon). And the $5 million spending for SG&A in the fourth quarter will also include continued investment in the downstream channel.

(Shannon Micas):      Okay. So where do you expect that to go to in `07?

Emmanuel Hernandez:   Our target or model for SG&A combined is 6% of sales.
                      We're higher than that now; so consistent with our outlook of achieving our model by the second half, we should get around 6% by the second half.

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(Shannon Micas):      Great. And that's non-GAAP?

Emmanuel Hernandez:   That's non-GAAP. Yes.

(Shannon Micas):      Okay. Thanks Manny.

Coordinator:          Thank you.

                      David Edwards, you may ask your question and please state your company name.

David Edwards:        Hi. Dave Edwards from ThinkEquity.

                      I wanted to continue on the downstream side, you talked a little bit about customer financing and I know there's some talk about that at the conference this week. Can you talk a little bit about the partnerships there and also how the customer will access the product?

Peter
Aschenbrenner:        Sure, Dave. So we've just announced a customer financing
                      package that we just rolled out actually last week at our
                      - the Solar Partner Conference here in San Jose. This will be accessed through the installer. There'll be a standardized application and approval process and it will allow customers to finance their systems and improve the cash flow-carrying capacity of the dealers which is typically one of the bottlenecks in growing a network like this.

David Edwards:        That's great, thanks.

                      And just one other question, if I could, you talked a bit about the expansion of the automated panel manufacturing in terms of megawatts. How should we think about that capacity in comparison to your overall cell manufacturing capacity?

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Thomas Warner:        This is Tom. So our automated panel line started
                      production units over the last few weeks. And I want to mention as well that we have a partner in China and we will continue to have a partner in China. So they'll continue to run at the rate that they essentially where all of our capacity in Q3.

                      So going forward, we'll expand with the automated lines and it will become an increasing percentage of the mix between our partner in China and our internal capability throughout `07. We'll probably add, and it's depending on how fast the lines ramp and the overall capacity of those lines, we will probably ramp at least one more if not two more, so that you could roughly think of it as Q3 run-rate for our partner in China and the balance increasing through our automated line.

David Edwards:        Great. Thanks a lot.

Thomas Warner:        You bet.

Coordinator:          Thank you.

                      David Smith, you may ask your question and please state your company name.

David Smith:          Citigroup.

                      Hi guys.

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                      On the price per kilowatt, can you give us a sense of what you are paying today and where you kind of see that moving
                      - going forward on per - on silicon?

Thomas Werner:        Okay. So what I'll - let me just address that in terms of
                      how we think of cost of silicon...

((Crosstalk))

Thomas Werner:        Just broadly speaking, we buy ingot - what I'd talk to is
                      trends, and it's materially consistent with what we said on previous earnings call. We're seeing the cost of silicon go up by single digits within the 10% that we previously talked about and that's through the 2007 timeframe.

                      I should also, before someone asks, I'll comment that in 2007, we now have contracts for the number of megawatts that we've communicated that we would ship, the 110, and that those contracts have pricing in them as well for all of 2007.

David Smith:          Okay. Can you give us maybe a sense - you cannot, you
                      know, I know you might - you're probably reluctant to talk about an actual dollar value per kilogram but maybe an index basis of today say 100, you know, in `07 would it be like 70 `08, would it be like 50 -- just an idea of where silicon price is going?

Thomas Werner:        Yes. Why don't I do an educated guess, just a rough index
                      and then Manny will be calculating a way to - if I got it off too badly.

                      So, if you said `06 is 100, `07 be 110, maybe 115, I don't have the exact number, but 110 to 115.

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                      And '08, now this is an educated guess, I'll call it - `08 would be a less than 100, `08 is probably going to be 80 to 90. And again, if I'm off my module, we'll re-answer that question later.

David Smith:          Okay. Well, that's good. That's helpful.

                      Can you maybe talk about - in Europe, we talked about a bit about Spain, Italy, France, and Greece coming on, but if we do see a bit of a slowdown, that's natural to expect in Germany given the growth that we've seen there. But how long do you think it takes for the rest of Europe to maybe absorb some of that follow-up in terms of market growth that we've seen in Germany?

Thomas Werner:        Okay. Let me just say a couple of things broadly and I'll
                      turn it over to Peter if he wants to add.

                      You know, the German dynamic is something that is very consistent with what we, SunPower, have been communicating really since we went public and it's simply because the feed-in tariff reduces by 5% a year and next year will be
                      0.95 raised to the power of three, it'll be the third 5% reduction.

                      So the point is that in order for the economics to work, eventually the price of the product has to come down.

                      So the dynamic we're seeing is the ability of manufacturers or the choice of manufacturers to lower price that will cause that market to either stabilize or continue to grow but perhaps less of a rate.

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                      So from a big picture, I'm not quite sure Germany will -
                      it'll slow in terms of growth but maybe not flatten.

                      The country that certainly has the capacity, as you start expanding really rapidly, is Spain. And Peter mentioned earlier that there are some modifications going on there, but among those is the system that Spain uses is starting to get mature and get more effective for people to get the feed-in or the feed-in rebate.

                      So Spain specifically, and then Peter, if you want to add a little bit.

Peter
Aschenbrenner:        Sure. David, this is Peter.

                      I think what we're seeing in Europe on a pan-European basis is supply and demand that have come roughly back into balance -- a situation six to twelve months ago when they were, I guess, I'd characterize it as wildly out of balance in terms of not having anywhere near enough supply.

                      So we see, you know, as I said, some inventory in Germany that can easily or quickly get absorbed as the Southern European markets come on stream a little bit more rapidly and that's something that I think most people are expecting to happen in the next couple of quarters.

David Smith:          Okay. That sounds great. Thank you.

Coordinator:          Thank you.

                      Stuart Bush, you may ask your question. Please state your company name.

Stuart Bush:          Yes. RBC Capital Markets. Good morning.

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Thomas Werner:        Good morning.

Stuart Bush:          You talked about how bringing in the panel production
                      in-house will eventually provide some supply chain benefits. Can you give us some more color on how large that incremental impact will be, the gross margins, and when should - we should expect to see some of those benefits?

Thomas Werner:        Yes. Let me just talk a little bit about strategy and
                      maybe Manny, you could comment on impact.

                      The automated line will happen in two steps. The first step is what we call islands of automation where the entire panel assembly is done in say, two or three steps. Some of you will see that when you go to your factory.

                      And then the second phase would be that it - there are no steps, it's just the cells in and panels out. And it's when we accomplish that it will start materially moving panel assembly to end-markets and that's either outside of `07 or the very end of `07. It's really scheduled for the first part of `08 that we'll actually start to be able to do that.

                      So the impact of `07 is going to be minimal. But in terms of the potential impact, I'll turn that to Manny.

Emmanuel Hernandez:   Hi Stuart.

Stuart Bush:          Hi.

Emmanuel Hernandez:   Let me give you a couple of data points that might help
                      you get there.

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                      Just for reference, conversion cost of a typical module
                      represents about 25% to 30% of the cost of the product. And going to internal fully automated manufacturing, we expect to realize 20% to 30% cost reduction from that piece.

                      So the impact is fairly significant, particularly as the percentage of our business gets bigger from a module standpoint compared to today where we have a certain mix of cells and modules, the module content's going to get higher.

                      So, as we do more ourselves in an automated way, expect a 25% to 30% cost reduction on that piece.

Stuart Bush:          So we're talking about 7% or so incremental growth margin
                      possibly in the `08 timeframe?

Emmanuel Hernandez:   Yes.

Stuart Bush:          Okay. Thanks a lot.

Coordinator:          Thank you.

                      Pearce Hammond, you may ask your question. Please state your company name.

(Brian Gamble):       Yes. This is (Brian Gamble) sitting in for Pearce, from
                      Simmons & Company.

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                      Just a couple of quick follow-ups on some previously asked questions. Number one, I know you guys talked about some of the shorter term issues to keeping your prices up. I was wondering if you could provide any detail around the variance that you are seeing in the higher ASP versus the lower ASP markets as far as the pricing goes. Is there any percentage you can put on those as far as with the ranges?

Peter
Aschenbrenner:        Sure. Pearce, this is Peter Aschenbrenner.

                      In rough terms, you'd be looking at something in the neighborhood of $1 a watt delta between the highest and lowest solar panel ASP opportunities with roughly equivalent scale and conditions worldwide. So there's a very large difference.

(Brian Gamble):       Thank you.

                      And then, secondly, what types of policy reviews are being looked at for the German market? Are they giving any specifics on what they plan to do on the cost feed-in decline or are they going to change up the policy completely?

                      And then how do you see that influencing any changes Spain might make towards the later half of `07 or beginning of `08?

Julie Blunden:        Hi (Brian). Julie Blunden.

                      In Germany, there's actually a requirement for a review report, an actual physical report delivered by the end of next year that reviews the entire EEG not just the solar portion of it. So the components or the elements that they would consider changing should they find any issues that require adjustment, will be developed in the course of the review of that document.

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                      What we know today is that the solar program in Germany is very popular. It's popular with customers. It's popular politically. It's created a lot of investment in Eastern Germany. It's certainly one of the bright spots in new industrial development in the country.

                      So we don't see the report as a major threat to the overall German market. We do think that there's a decent chance that there'll be some fine tuning of the program. But the scale of the German market, which is twice the size of any other market in the world, is such that it's now created its own political momentum and we feel good about the prospects of the German market going forward.

                      With regard to the Spanish market, we definitely see the Spanish market going through the same kind of process that we've seen in many other markets that are scaling up rapidly where policy makers take a look at the kind of market dynamics that have developed as a result of the policies put in place and consider whether or not all the market segments are being adequately addressed, et cetera, and make adjustments to those as part of the natural evolution of market development. And, we expect that that we will end up with constructive outcome in Spain as well.

(Brian Gamble):       Thank you very much.

Coordinator:          Thank you.

                      Steve O'Rourke, you may ask your question and please state your company name.

Steve O'Rourke:       Thank you. This is Steve O'Rourke from Deutsche Bank.
                      Good morning.

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                      Can you comment on how thin will production wafers go over the next couple of quarters and what wafer thickness? Is factory automation necessary due to yield loss from breakage, that is, could a manual operation handle say 190-micron thick wafers?

Thomas Warner:        Steve, this is Tom.

                      So let me deal with manual versus automation. I think it's a really good question. There's really two dynamics here -- manual versus automated and then there's really architecture, ours being of that contact cell.

                      And so, I think it is - and clearly more challenging to go thin with manual operations simply because you have variability between operators. And as we scale companies, they get pretty significant so you can have quite a few operators.

                      So I think you start transitioning as you get below 190.

                      There's also another dynamic and that is multicrystalline wafers versus monocrystalline wafers.

                      So I think as you get below 190, maybe 180, it gets very difficult to handle multicrystalline wafers manually and I think you need to automate.

                      For us, we are actually doing some trial runs on wafers that are thinner than that. And I should mention as well that our subsequent lines 5 and 6 and beyond that are Gen 2 lines, they're actually more automated Gen 2 lines. So we're bringing on lines in that timeframe that can handle thinner wafers and we're already starting to run trials for those thinner wafers.

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                      I don't want to speculate as to where that's going to
                      land. We've built modules with thinner wafers and we have them in (qual), and so you have to get adequate yield and you have to also pass (qual). But suffice it to say, that it would be significantly south of 190, assuming that works, and that will be done via automation.

Steve O'Rourke:       I see. And one other question, what will it cost to
                      upgrade a line to Gen 2?

Thomas Warner:        I don't have the exact CAPEX number for you, but it's less than - significantly less than 20% of the cost of a line.

Steve O'Rourke:       Thank you.

Coordinator:          Thank you.

                      Tom Astle, you may ask your question and please state your company name.

Thomas Astle:         Yes, National Bank Financial. Good morning.

                      First question, just Tom made some comment about ASP eventually being to a level that would support grid parity. Can you sort of talk about what level you think that is for your product maybe versus the peers and what you're using as a grid or parity?

Thomas Werner:        Sure. And Julie, you may want to add my question. This is
                      Tom answering.

                      We've spent quite a bit of time on this for various reasons. It's what the market - solar market needs to get eventually is to not needing incentives. And that varies by market because the electricity rates, the rates that people pay, the retail electricity rates vary by market. Not surprisingly, some of those markets are the biggest solar power markets, that being Germany, Japan, and California.

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                      So the target cost per kilowatt hour varies by market and
                      what you have to do is convert capital cost for a solar system to kilowatt-hour cost. So it also varies by how much sunlight you have.

                      And so, to answer your question, I would say, we think we started addressing incentive-less markets, the top tier of those markets when we get to afford 450 installed solar products. And then of course, as you go down further to say 200 to 250, then you're almost addressing the entire retail electric market.

                      And we have the things that I talked about that we're driving to get to that number. As we have subsequent earnings calls, we'll talk about progress on those fronts and how they get to first 400 to 450 and then eventually to 200 to 250.

                      Julie, do you want to add anything or is that okay?

Julie Blunden:        Okay.

Thomas Werner:        Okay.

Thomas Astle:         Okay. And just - would you care to throw a number where
                      you think you get your wafer thickness down to over the next couple of years?

Thomas Werner:        I'll say you, it's certainly probable we'll get below 170
                      and much below that would be educated speculation.

Thomas Astle:         Right. And that drives better grams per watt obviously.

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Thomas Werner:        Absolutely. And we're also, by the way, improving the
                      (curve loss). And the sum of (curve loss) and wafer thickness is called (pitch) and both numbers are improving and both of those drive polygrams per watt.

Thomas Astle:         Okay. Thank you.

Coordinator:          Thank you.

                      (Alan Koscheck), you may ask your question. Please state your company name.

(Alan Koscheck):      Wedbush Morgan.

                      Tom, my first 15 questions have been answered so I'll throw a softball out here for you. In terms of other income, if I heard earlier from Manny correctly, we should be trending towards $5 million non-GAAP SG&A?

Thomas Werner:        Yes. Your question is SG&A trend?

(Alan Koscheck):      Well, the previous question was it was much higher than
                      commented and I think there were some fees involved there.
                      So just in terms of a run-rate, I just wanted to make sure that I heard correctly. Six percent of sale long term and 5.5% would be kind of non-GAAP number moving forward.

Emmanuel Hernandez:   That's correct, (Alan). The guidance or the 5.5% that I
                      mentioned earlier is the actual non-GAAP Q3 that included those extraordinary charges. The guidance for Q4 for SG&A is $5 million.

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(Alan Koscheck):      Okay. And then, just on the tax rate, given the NOL, I
                      assume, we should be looking at provisions in the 8% to 10% range for some time and what about on the cash flow?

Emmanuel Hernandez:   Tax rate for the year 2006, we're still good at 5% which
                      is what we've been using all year for non-GAAP.

                      And for 2007, our new guidance now is 15%. We've begun straddling 10% to 20%, we now know or at least have a better sense that's it's going to be 15% for us in 2007.

(Alan Koscheck):      Is that an assumption of getting better certainty on where the face of revenue is going to be or income in terms of country?

Emmanuel Hernandez:   Exactly. We have a better sense of the North America mix,
                      which is really what driving the tax rate for us, considering how we're structured. So that's already factored in the growth that we expect in North America in 2007.

(Alan Koscheck):      Okay. Thanks.

Coordinator:          Thank you.

                      Laurence Alexander, you may ask your question and please state your company name.

Laurence Alexander:   Jefferies & Company.

                      Just one question on the polysilicon supply, is DC Chemical supply on tack for the first quarter of 2008?

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Thomas Werner:        Laurence, this is Tom. The team here is going to attempt
                      to answer your questions quickly and we'll target say one question or so from the balance of questioners and try to get you guys out of here in a reasonable period of time.

                      The short answer to your question is absolutely, yes. And the indicators, we just have to review it. The indicators are -- the land is being prepped, the equipment's being bought -- and you can imagine that they've expanded previously, so they have people that know how to do the project management and they've got a whole project management spreadsheet and they are on plan.

Laurence Alexander:   Perfect. Thank you.

Coordinator:          Thank you.

                      Michael Horwitz, you may ask your question and please state your company name.

Michael Horwitz:      Pacific Growth.

                      Wow, these calls are a lot longer.

                      Can you describe how your relationships with PowerLight and any other sales relationships you have might allow you to have a more smooth transition when some of the markets might be - have some bumps on the road over the next few quarters? And how much comfort level it gives you and visibility it gives you into 2007-2008 revenue numbers because of some of these arrangements? And what risks may be involved in those contracts or relationships if markets truly do slow or as subsidy programs change dramatically?

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Thomas Werner:        Let me just say a couple of real quick things.

                      There are at least three people on the outbound side that we have agreement - long-term agreements with and close cooperation, PowerLight is one of those companies. And of course, we try to match up the product attributes of high efficiency and superior aesthetics to companies that can exploit those most effectively.

                      In PowerLight's case, they can exploit high efficiency as effectively as anybody in the world.

                      And with that, I'll turn it to Peter and see if he wants to comment.

Peter
Aschenbrenner:        Hi Michael.

                      One of the things I mentioned earlier is that as you look at this shifting pattern of regional policies going forward, one of the things you'd like to have is strong global partnerships. And I think we have that with our current customer base and PowerLight is an important part of that. As you may know, they are active not only in North America, but increasingly in Europe and also Korea.

                      So I think all of our major partners have footprints around the world and are able to access most of the emerging markets. And so, I think we're well-diversified currently through this customer base.

Thomas Werner:        And Michael, to your point, our customers do change mix.
                      I'd say it takes the better part of the year for that mix to change significantly. But the incentive environment does change the mix of products that they offer, but, you know, the amount of time for that to go through the system is long enough for us to adjust.

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Michael Horwitz:      Okay, great. Thanks.

Thomas Werner:        You bet.

Coordinator:          Thank you.

                      (Steve Webber), you may ask your question and please state your company name.

(Steve Webber):       Hi, (Aphis) Capital.

                      I just wanted to ask on respect to - if we assume Germany is - maybe if it's lower the next two or three quarters for some of the reasons you noted, how large is the Spanish market relative to Germany and can it absorb, you know, the inventories that might be building, you know, in the German market?

Peter
Aschenbrenner:        Sure. I'll answer that question.

                      The Spanish market, we believe, based on conversations with our customers, this year can come in something in the neighborhood of 100 megawatts, maybe a little bit less and certainly has the potential, we believe, to be twice that big next year. A lot of it hinges on, I guess I would say, bureaucratic de-bottlenecking, which, we believe, is proceeding reasonably well.

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                      These markets tend to be that when the rules get worked
                      out properly, the resistance level goes way down and product kind of floods in. There're a variety of - or a large number of projects queued up and even undergoing installation which are subject to this de-bottlenecking process.

                      But also, I think it's important to note that there are a number of smaller but also very rapidly growing markets in other countries in Southern Europe, as I mentioned, Greece, Portugal, France now, and Italy.

                      And another major factor of course is the California market. One of the things we saw the show here in San Jose this week is a large presence from many of the important German players who are setting up shop and see the California market as a highly attractive, future growth market.

                      So I guess your - my answer would be - I think there's a good chance that over a multi-corner pine scale that the emerging growth markets are able to balance - I don't see as a weakness in Germany, but more of kind of a flat spot in the growth of that market.

(Steve Webber):       And then, I just wanted to ask if, just so I'm clear on a
                      comment you made earlier, if - I know you've had stable
                      ASPs, should we assume for these price changes, you know, downward price movements that need to occur in a market like Germany to accept the feed-in tariff, et cetera, are you suggesting - were you inferring that it will be the distributors sort of people, the very - the end of the food chain who are going to have shoulder that burden or will it also potentially pass up the supply chain?

Peter
Aschenbrenner:        I didn't mean to infer one way or another. I guess the
                      bottom line is that system prices, we should model -- we should all model system price reductions of 5% to 6.5% per year in Germany going forward. And I think all parts of the value chain need to get more efficient.

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(Steve Webber):       Okay. Thank you very much.

Coordinator:          Thank you. Pierre Maccagno, you may ask your question and
                      please state your company name.

Pierre Maccagno:      Needham. Congratulations on the quarter. I have a question regarding your competitors that use polycrystalline wafers. They're migrating to larger wafers to reduce cost, and are you planning to do similar?

Thomas Werner:        Sure. Let me say a couple of housekeeping things. After
                      this caller, there's two more that we show and then we'll wrap up the call.

                      The question was multicrystalline wafer companies, companies that use multicrystalline wafers are going to larger diameters and are we going to do that with our monocrystalline wafers. The answer is yes, during the first half of next year, we'll go to a larger diameter.

Pierre Maccagno:      So in '07?

Thomas Werner:        Right.

Pierre Maccagno:      Okay.

Peter
Aschenbrenner:        Yes, the product that we just announced this week has a
                      slightly larger wafer size than our current product.

Pierre Maccagno:      Okay. A quick follow-up, if you let me do this, in terms
                      of your joint venture, where you're fabricating the ingots, long term, what percentage of your wafer do you expect to come from this joint venture?

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Thomas Werner:        This is - the question was - in case people can't hear,
                      the question was what percentage of our longer term - we've come up of our joint venture and it's significantly (unintelligible) so that our current partners would continue to grow with us substantially, it - are getting exact number here in a minute, but it's substantially less than half.

Pierre Maccagno:      Okay. Thanks.

Coordinator:          Thank you. Rob Stone, you may ask your question. Please
                      state your company name.

Robert Stone:         Cowen & Company.

                      Tom, in the past, there really hasn't been any evidence of seasonality for solar module makers because the market's been growing so fast and supply constrained. Given the commentary about Germany, and I know you guys haven't given Q1 guidance, but should we be thinking about a seasonal pattern potentially for 2007 given these market conditions within the context of your full-year revenue figure?

Thomas Werner:        Rob, this is Tom, I'll take the question. I don't think -
                      because I think that Peter said earlier in terms of we're still in the early stages of bringing our product to market and there is preferential demand for our product and we're changing the product mix, we're adding products that have a great deal of appeal to our installer partners.

                      We're not really going to see something that we can attribute to seasonality. What we will see is a back-end loaded year because both our line capacity and our silicon availability is back-end loaded to a degree.

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                      And as long as I have the microphone, I wanted to correct
                      myself on Pierre's question. The joint venture will be less than - I said substantially less than 20%, it's really more like - I'm sorry, it's substantially less than 50%, it's in the 20% or below rate.

Robert Stone:         So with respect to the seasonal - my question on
                      seasonality, that implies not a sequential down Q4 to Q1, but sequentially up quarters through the year of capacity growth?

Peter
Aschenbrenner:        That's correct, Rob. And bear in mind that there are
                      counter-cyclical markets. Even as the inherent seasonality of the market starts to show up, I think over time - or particularly in Germany where it's difficult to install modules in Q1 because of snow in certain regions, there are other markets that are counter-cyclical. Japan has always been one of those with kind of strong finish to their fiscal year in Q1.

                      So it really depends also on your geographic diversification.

Robert Stone:         Great. Thanks very much.

Thomas Werner:        Okay. Last two questions, last two callers.

Coordinator:          Thank you. (Michael Carboy), you may ask your question and please state your company name.

(Michael Carboy):     Thank you, (Michael Carboy) at Signal Hill Capital.

                      You know, you folks are pushing the edge here on the efficiency front and you're also driving some innovations in manufacturing. I was hoping you might elaborate a little bit about on how you think about your R&D spend and what proportion of your R&D spend going forward here you think is going to be more process-based rather than tied to specific targeted advances and sell efficiencies.

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                      Thank you.

Thomas Werner:        Sure. Let me - this is Tom, I'll say a few words, and
                      Manny could maybe put numbers to it or at least attempt to.

                      The way it to works organizationally is we're increasing our engineering workforce in the Philippines and the mix of what they do is predominantly process work, process improvement, equipment improvements, and then there's some degree of research that we do in the Philippines, I'll just throw out 90/10 -- 90% process and manufacturing improvements and equipment.

                      Of course in the States, we do more of the research and development and it's probably 50/50 because we still do quite a bit of equipment development. So in terms of resource loading, that's what it looks like in terms of spend.

                      Manny, could you take a pass at it or...

Emmanuel Hernandez:   Yes. Hi (Michael). R&D for us, just as a baseline in the
                      quarter just ended was 3.4% of sale. In our financial model, we've budgeted R&D to be 4% of sales. So we're obviously below that right now.

                      We see the percentage of R&D easing towards 4% next year. There's a possibility we'll be still a little of 4% by 2007, but our budget is 4%.

(Michael Carboy):     All right. Thank you very much.

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Thomas Werner:        Okay. And Jesse, we'll wrap up with you.

Coordinator:          And Jesse, you may go ahead.

Jesse Pichel:         I'm sorry. Is your ASP up 4% sequentially due to a higher
                      mix of modules or price? And are you going to follow the price increases taken by (Cueser) and (Sharp) on October 1?

                      And then lastly, could you talk a little bit about the shift to performance-based incentive next year and how you see your market positioning changing based on the different payoff structure?

                      Thanks.

Thomas Werner:        Okay, Jesse, we'll start with Peter and then Julie will
                      answer the second question, and then I'll wrap up the call.

Peter
Aschenbrenner:        So Jesse, the ASP questions. Our sequential improvement in
                      ASP in Q3 was not the product of any significant mix shift. We don't plan on near-term price changes to match anything that's going on.

                      I think you may have been referring to changes in the North American market.

                      Our prices have been going up fairly steadily over the course of the year. We try not to do anything dramatic in terms of price changes. So we've implemented a policy of relatively gradual price increases continuously over the course of this year, and our prices are already significantly higher than other products in the market.

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Jesse Pichel:         We don't necessarily see that when we're looking at your
                      average ASP compared to the other public companies.

Peter Aschenbrenner:  Bear in mind that the average ASP takes into account all regions and cell-module mix. If you go do research on the CEC Web site, for instance, you can see the type of price premium that SunPower systems are commanding at the system level certainly.

Jesse Pichel:         Sure, at the system level, okay.

Thomas Werner:        Yes. And the short answer to your question was: are we
                      going to respond to these price changes? And the answer was no. Essentially, we've got a plan that we're sticking to.

                      Julie, do you want to take the second one?

Julie Blunden:        Sure. With regard to the question of how California's move to a performance-based incentive with respect to SunPower's positioning, I think what I'd point out is that the majority of SunPower's products have historically gone to European markets, which are performance-based given the policy framework being feed-in tariff.

                      So I don't think that the change in the California market has any substantial impact on SunPower's positioning.

                      Clearly, we are in an excellent position to start out with because of our high efficiency situation and also the benefit that we have from an overall performance perspective -- kilowatt hours per kilowatt -- which was discussed in a technical paper in Hawaii in May.

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Thomas Werner:        So just to cap off that question and cap the call, Julie
                      is an expert in that area because she works on policy and has been a significant contributor to California policy.

                      And as SunPower exploits its efficiency advantage, we'll also do that in combination with where the markets are heading and we think we'll have an advantage as performance-based incentives go into place.

                      And thanks for the question, Jesse.

                      So let me wrap up the call. I'd like to reiterate that SunPower is executing on our plan and meeting or exceeding our operating expansion goals. We guided revenue for Q4 2006, $70 million to $72 million and full year 2007 revenue to greater than $360 million.

                      We really appreciate you joining us. We appreciate the support of our stockholders and employees. And we're pleased to report our success in a rapidly growing - turning SunPower into a rapidly growing market leader.

                      Thank you very much.

Coordinator:          Thank you. That does conclude today's SunPower conference
                      call. Have a nice day. And, you may go ahead and disconnect at this time. Thank you for participating.

                                       END

Note: Please see the disclosure regarding non-GAAP measures, and the reconciliation of GAAP measures to non-GAAP measures, contained in Exhibit
      99.1 to the Current Report on Form 8-K to which this transcript is attached as Exhibit 99.2.